As filed with the Securities and Exchange Commission on August 7, 2008.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Advanced Energy Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	84-0846841
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1625 Sharp Point Drive
Fort Collins, Colorado 80525
(Address, Including Zip Code, of Principal Executive Offices)

Advanced Energy Industries, Inc. 2008 Omnibus Incentive Plan
(Full Title of the Plan)

Lawrence D. Firestone
Executive Vice President and Chief Financial Officer
Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, Colorado 80525
(970) 221-4670
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
WITH A COPY TO:
Carissa C. W. Coze
Hogan & Hartson LLP
1999 Avenue of the Starts, Suite 1400
Los Angeles, CA 90067
(310) 785-4600

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title Of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered(1)	Per Share(3)	Price	Fee(4)
Common Stock, par value $0.001 per share	3,500,000 (2)	$13.86	$48,510,000	$185.10

(1)	This registration statement covers, in addition to the number of shares of Common Stock stated above and pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	The number of shares of Common Stock to be registered on this registration statement is comprised entirely of (i) 500,000 unissued shares of Common Stock under the Advanced Energy Industries, Inc. (the “Company”) 2003 Non-Employee Directors’ Stock Option Plan (the “2003 Directors’ Plan”) previously registered on the Company’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2007 (File No. 333-147289) (the “Prior Registration Statement”), November 21, 2005 (File No. 333-129859) and May 19, 2003 (File No. 333-105366); and (ii) 3,000,000 unissued shares of Common Stock under the Company’s 2003 Stock Option Plan (the “2003 Option Plan”) previously registered on the Company’s Registration Statements on Form S-8 filed with the Commission on the Prior Registration Statement and May 19, 2003 (File No. 333-105365). Collectively, the 3,500,000 shares of Common Stock registered on this registration statement are referred to the “Carryover Shares.” The Carryover Shares will no longer be issued under the 2003 Directors’ Plan or 2003 Option Plan, respectively, and such Carryover Shares will only be issued, offered and sold under the Company’s 2008 Omnibus Incentive Plan. Contemporaneously with the filing of this registration statement, the company is filing a post-effective amendment to the Prior Registration Statement to deregister the Carryover Shares.

(3)	Calculated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of $13.86 per share, which was the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on August 4, 2008.

(4)	As stated above, this registration statement includes 3,500,000 Carryover Shares previously registered by the Company which will no longer be offered or sold under the 2003 Directors’ Plan or the 2003 Option Plan, respectively. In accordance with Rule 457(p) under the Securities Act, the aggregate total dollar amount of the registration fee is being offset by the dollar amount of registration fees previously paid with respect to the Carryover Shares previously registered by the Company. As described in note 2 above, the Company has filed a post-effective amendment to the Prior Registration Statement to deregister the Carryover Shares. The Carryover Shares are not subject to outstanding awards under their respective plans. The registration fee was calculated as the difference between the registration fee of $1,906.44 offset by $1,721.34, which represents the portion of the registration fee previously paid in connection with the registration of Carryover Shares from the Prior Registration Statement.

PART I
INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     As permitted by the rules of the Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by the Company are incorporated herein by reference:
(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 18, 2008;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2008 filed with the Commission on May 9, 2008;

(c)	the Company’s Current Reports on Form 8-K filed January 7, 2008; January 23, 2008 (as amended by Form 8-K/A filed January 28, 2008); February 7, 2008; April 4, 2008; April 23, 2008; and July 23, 2008; and

(e)	the description of the Common Stock, par value $0.001 per share of the Company contained in the Company’s Registration Statement on Form 8-A, filed on October 12, 1995 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.
     Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.
     Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     Certificate of Incorporation. As permitted by the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the duty of loyalty to the Company or our stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law; (iii) arising from payment of dividends or approval of a stock purchase in violation of Section 174 of the Delaware General Corporation Law; or (iv) for any action from which the director derived an improper personal benefit. While the Restated Certificate of Incorporation provides protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the director’s duty of care. Accordingly, the Restated Certificate of Incorporation will not affect the availability of equitable remedies, such as an injunction, based on a director’s breach of the duty of care. The provisions of the Restated Certificate of Incorporation described above apply to the Company’s officers only if they are also directors acting in their capacity as directors, and does not apply to officers who are not directors.
     Bylaws. The Company’s bylaws provide that we shall indemnify our executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) and directors, and any employee who serves as an executive officer or director of any corporation at our request, to the fullest extent permitted under and in accordance with the Delaware General Corporation Law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with our executive officers and directors; and, provided further, that we shall not be required to indemnify any executive officer or director in connection with any proceeding (or part thereof) initiated by such person unless: (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by our board of directors; (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in our company under the Delaware General Corporation Law; or (iv) such indemnification is required to be made under Article XI, Section 43, Subsection (d) of the bylaws. Under the Delaware General Corporation Law, directors and officers as well as employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Insurance. We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit
Number	Description

4.1	2008 Omnibus Incentive Plan

5.1	Opinion of Hogan & Hartson L.L.P.

23.1	Consent of Grant Thornton LLP

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ''Calculation of Registration Fee’’ table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Collins, State of Colorado, on August 7, 2008.

ADVANCED ENERGY INDUSTRIES, INC.
By:	/s/ Hans Georg Betz
Hans Georg Betz
Chief Executive Officer and President

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Hans Georg Betz and Lawrence D. Firestone, and each of them individually, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hans Georg Betz Hans Georg Betz	Chief Executive Officer, President (Principal Executive Officer)	August 7, 2008

/s/ Lawrence D. Firestone Lawrence D. Firestone	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 7, 2008

Douglas S. Schatz	Chairman of the Board

/s/ Richard P. Beck Richard P. Beck	Director	August 7, 2008

Signature	Title	Date

Trung T. Doan	Director

/s/ Edward C. Grady Edward C. Grady	Director	August 7, 2008

/s/ Thomas M. Rohrs Thomas M. Rohrs	Director	August 7, 2008

/s/ Elwood Spedden Elwood Spedden	Director	August 7, 2008

EXHIBIT INDEX

Exhibit
Number	Description

4.1	2008 Omnibus Incentive Plan

5.1	Opinion of Hogan & Hartson L.L.P.

23.1	Consent of Grant Thornton LLP

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)